Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-228749), (File No. 333-220990), Form S-8 (File No. 333-220838), Form S-8 (File No. 333-206875) and Form S-8 (File No. 333-151824), and in any amendments to those Registration Statements, of our report dated April 1, 2019, relating to the consolidated financial statements of Houston American Energy Corp. that appear in the Annual Report on Form 10-K of Houston American Energy for the year ended December 31, 2018.

/s/ Marcum LLP
Marcum LLP
www.marcumllp.com
Houston, Texas
April 1, 2019